Exhibit 99.1

FOR IMMEDIATE RELEASE

BSQUARE Renews Embedded OEM Distribution Agreement with Microsoft

Leading system integrator and distributor enters 13th year of Americas licensing agreement

Bellevue, WA – June 29, 2011 – BSQUARE Corporation (NASDAQ: BSQR), a leading enabler of smart, connected devices, today announced the Company has renewed its Original Equipment Manufacturer (OEM) distribution agreement with Microsoft Corporation for the 13th year. The renewal continues the rights BSQUARE has to distribute the complete line of Microsoft Embedded Operating Systems within the United States, Canada, Mexico and the Caribbean and is effective for the period July 1, 2011 to June 30, 2012. BSQUARE also distributes the entire Microsoft Windows Embedded portfolio in the United Kingdom and Germany and Windows Mobile worldwide.

This agreement allows BSQUARE to provide OEMs with licenses for Microsoft Windows Embedded products including Windows Embedded Compact 7, Windows Embedded Server and vertical specific operating systems such as POSReady 7. In addition to third party software licensing, BSQUARE also provides end-to-end product development support including platform consulting, hardware and software development, quality assurance and technical support services that enable OEMs, ODMs and enterprises to get their products to market faster and with less risk.

“Microsoft has created embedded operating systems that can deliver optimized levels of performance along with longer lifecycles and favorable royalty rates,” said Scott Caldwell, Vice President of Sales, Third Party Licensing for BSQUARE. “Optimization of embedded operating systems can require high levels of expertise and support, meaning that companies must often look outside for resources to implement these solutions. BSQUARE is ready to provide this support.”

About BSQUARE

BSQUARE is an industry leader with a proven track record in providing production-ready software products, engineering services, solutions and automated testing for smart, connected devices. With deep technical knowledge of mobile and embedded technologies, BSQUARE enables device makers to develop and ship best in class products. Since 1994, BSQUARE has provided satisfied customers with innovative software solutions allowing them to get to market faster with reduced risk and cost. For more information, visit www.bsquare.com.

BSQUARE Contact:	Investors Contact:
Diana Hoffman	Brett Maas
BSQUARE Corporation	Hayden IR
+1 425.519.5273	+ 1 646.536.7331
dianah@bsquare.com	Brett@haydenir.com

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